NEWS RELEASE

GRYPHON’S THIRD QUARTER FISCAL 2007 FINANCIAL RESULTS

February 14, 2007 – Vancouver, BC. Gryphon Gold Corporation (GGN: TSX; GYPH: OTC.BB) (the "Company") reported a fiscal third quarter loss of $2,620,000, or $0.06 per share compared to loss of $1,558,000, or $0.05 per share, during the three months ended December 31, 2006, on greater shares outstanding.

For the nine months ended December 31, 2006, the Company reported a net loss of $6,492,000 or $0.16 per share compared to a net loss of $3,189,000 or $0.12 per share incurred during the same period in the prior year, as spending increased on exploration activities, the mine feasibility study, an increase in staffing levels, and higher corporate administration costs.

During the quarter, the Company made the decision to place its near term focus on exploration of the Borealis property and deferred the development of a heap leach mine. Included in operating expenses for the three and nine months ended December 31, 2006 were $637,000 and $1,742,000, respectively related to the mine feasibility study and maintenance of an engineering office in Denver, CO. A portion of the expected savings from the December 2006 closure of the Denver office and suspension of feasibility study work will be used to fund a more aggressive drilling program.

During the quarter ended December 31, 2006, the Company announced results from four drill holes, which discovered two new gold bearing hydro-thermal systems under the pediments northwest of the Graben sulphide gold deposit (Central and Western Pediments). The drilling was partially guided by the results of the recently completed geophysical survey program designed to guide the Graben deposit drilling extension program and identify further exploration targets to the north and west of the Graben zone. The Company has commenced its previously announced 72-hole drilling program which focuses on expanding the Graben Sulphide deposit and follow up exploration drilling in the Central and Western Pediments.

Exploration expenses during the fiscal quarter ending December 31, 2006 were $1,329,000 or 50% of total expenses during the period, compared to $926,000 or 58% of total expenses for the quarter ended December 31, 2006. The increase in exploration spending was related to the continuation of exploration drilling, geophysical survey work, permitting activities and the Borealis Gold Project heap leach mine feasibility study including resource recalculation.

General administration, salaries, travel and consulting expenses for the quarter ended December 31, 2006 totaled $1,299,000 or 48% of total expenses during the period, compared to $664,000 or 42% of total expenses for the prior year’s comparable quarter. The increase in general and administrative costs are due to non-cash stock based compensation expense of $530,000 ($8,000 in the comparable period) and $197,000 was charged to expense for the cost of closing the Denver, Colorado engineering office. The non-cash stock compensation expense is part of the cost for stock options approved in September 2006.

Head Office: 810-1130 W. Pender St. - Vancouver, BC – Canada – V6E A4A
Toll Free: 1.866.261.2229

Interest income earned from cash deposits was $66,000 for the quarter ended December 31, 2006 compared to $34,000 in the prior years comparable quarter due to higher average cash balances held in interest bearing bank accounts. On February 12, 2007, the Company closed a private placement of 5 million units at CAD$0.90 per unit (each unit consisted of one common share and a warrant to purchase an additional common share) and raised approximately CAD$4,390,000, net of fees. At February 12, 2007, the Company held approximately $8 million in cash balances.

Exploration expenses during the nine month period ended December 31, 2006 were $3,650,000 or 54% of total expenses compared to $1,765,000 or 53% of total expenses in the prior year. General administration, salaries, travel and consulting expenses totaled $3,021,000 or 45% of total expenses during the period ended December 31, 2006, compared to $1,521,000 or 46% of total expenses for the prior year’s comparable period. Non-cash stock based compensation expense totaled $780,000 for the nine-month period compared to $8,000 in the prior year’s comparable period.

Gryphon Gold is a Nevada corporation, which is in the business of acquiring and developing gold properties in the United States. Gryphon Gold’s principal property is the Borealis Property located in the Walker Lane Gold Belt in Western Nevada.

Full financial statements and securities filings are available on our website www.gryphongold.com and at www.sec.gov or www.sedar.com.

For further information contact:
Tony Ker, Chief Executive Officer by Phone: 604-261-2229 or by email: tker@gryphongold.com

This press release contains "forward-looking information" which may include, but is not limited to, statements with respect to our planned exploration program, planned working capital requirement, financial estimates and other statements that do not reflect historical facts. Such forward-looking statements reflects our current views with respect to future events and are subject to certain risks, uncertainties and assumptions, including, the risks and uncertainties outlined under the section titles "Risk Factors and Uncertainties" in our prospectus (available at www.sedar.com) and registration statement filed with the SEC (available at www.sec.gov). Should one or more of these risks or uncertainties materialize, or should underlying assumptions prove incorrect, actual results may vary materially from those anticipated, believed, estimated or expected. We do not undertake to update forward-looking statements.

Head Office: 810-1130 W. Pender St. - Vancouver, BC – Canada – V6E A4A
Toll Free: 1.866.261.2229